EXHIBIT 99.1

                              2010 STOCK BONUS PLAN

1.   PURPOSES OF THE PLAN.

     The purpose of this Stock Bonus Plan (the "Plan") is to assist FONAR Corporation, a Delaware corporation (the "Corporation"), and its subsidiaries (as hereinafter defined) in attracting and retaining the services of key employees, non-employee directors, officers, advisors and consultants, and to secure for the Corporation and its subsidiaries the benefits of the incentive inherent in ownership of the Corporation's equity securities by parties who are responsible for the continuing growth and success of the Corporation and its subsidiaries.

     For the purposes of this plan, the term "subsidiary" and/or "subsidiaries" shall mean any corporation of which the majority of the outstanding voting stock is owned directly or indirectly by the Corporation.

2.   SHARES SUBJECT TO THE PLAN.

     Subject to the provisions of Section 7 of the Plan, an aggregate of 2,000,000 shares of Common Stock, par value $.0001 per share, of the Corporation ("Common Stock"), are available for the issuance under the Plan as compensation for services to the Corporation ("Bonus Stock").

     The shares to be issued as Bonus Stock under the Plan may be authorized but unissued shares of Common Stock or issued shares of Common Stock which are held in the treasury of the Corporation.

3.   TERM OF THE PLAN.

     Subject to the provisions of Section 8 and 10, the Plan shall commence effective as of the date the Plan is approved by the stockholders, and Bonus Stock awarded under the Plan must be issued no later than ten years thereafter.

4.   ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by a committee which shall consist of two or such greater or lesser number of members, as determined by the Board of Directors from time to time, who shall be appointed by the Board of Directors of the Corporation (the "Committee") or, in the absence of such a Committee, by the Board of Directors of the Corporation. Directors of the Corporation who are either eligible to receive Bonus Stock, or to whom Bonus Stock has been granted, may vote on any matters affecting the administration of the plan or the granting of Bonus Stock under the Plan. Any action of the Committee may be taken by a written instrument signed by a majority of the members of the Committee then in office. Members of the Committee need not be members of the Board of Directors.

     Subject to the express provisions of the Plan, the Committee or the Board or Directors, as the case may be, shall have the authority, in its discretion:
(i) to determine the parties to receive Bonus Stock, the times when they shall receive such awards, the number of shares to be issued, and the time, terms and conditions of the issuance of any such shares; (ii) to construe and interpret the terms of the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to make all other determinations necessary or advisable for administering the Plan. The determinations of the Committee or the Board of Directors, as the case may be, on the matters referred to in this Section 4 shall be final and conclusive.

5.   ELIGIBILITY AND SELECTION.

     The Committee or the Board of Directors, as the case may be, shall have sole and absolute discretion to issue Bonus Stock under the Plan to reward employees, officers, directors, advisors and consultants for services rendered or to be rendered to or for the benefit of the Corporation, or any of its subsidiaries (the grant of Bonus Stock under this Plan shall be referred to as a "Bonus Stock Award"). In determining the parties to whom Bonus Stock Awards shall be granted under the Plan and the number of shares of Common Stock which may be granted to such persons, the Committee or the Board of Directors, as the case may be, shall consider the duties of the parties, their present and potential contributions to the success of the Corporation, and such other factors as the Committee or the Board of Directors deems relevant in furthering the purposes of the granting of such Bonus Stock and the interests of the Corporation. A party may receive more than one Bonus Stock Award under the Plan.

6.   BONUS STOCK AWARDS.

     (a) The Committee or the Board of Directors, as the case may be, shall determine for each party chosen to participate in the Plan ("Participant") the number of shares of Common Stock to be covered by each Bonus Stock Award and the installments, if any, in which the Bonus Stock will be granted.

     (b) The Committee or the Board of Directors shall determine the terms, conditions and restrictions, if any, to which such Bonus Stock or its issuance will be subject. Any restrictions imposed shall be evidenced by a written agreement executed by the Participant. Such agreement shall also include any terms and conditions required by applicable securities laws.

     (c) The Corporation shall deliver to the Participant on the date specified, or as soon thereafter as is practicable, the number of shares of Common Stock specified in such Participant's Bonus Stock Award, subject to and in accordance with the Bonus Stock Award.

     (d) Bonus Stock Awards shall not be transferable other than by the last will and testament of the holder of the Bonus Stock Award or the applicable laws of descent and distribution. Bonus Stock Awards may not be assigned, sold, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) except to the extent expressly provided for in the Plan and shall not be subject to execution, attachment or similar process.

7.   DILUTION AND OTHER ADJUSTMENTS.

     In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares of Common Stock, or other similar corporate change, the Committee or the Board of Directors, as the case may be, shall make such adjustments as it, in its absolute discretion, deems equitable in the number of kind of shares of Common Stock authorized by the Plan and, with respect to outstanding shares of Common Stock covered by Stock Bonus Awards but not yet issued, in the number of kind of stock covered by Stock Bonus Awards made under the Plan.

8.   TERMINATION AND AMENDMENT OF THE PLAN.

     Unless sooner terminated, as hereinafter provided, this Plan shall terminate at 11:59 p.m. on the day following ten years after the approval of the Plan by the stockholders, and no Bonus Stock shall be granted hereunder after that date. The Board of Directors may terminate or amend this Plan at any time without notice, or make such modifications of this Plan as it shall deem advisable. No termination, amendment or modification of the Plan may adversely affect the rights of any party to whom a Bonus Stock Award has been made without such party's consent.

9.   INDEMNIFICATION.

     In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee and the Board of Directors shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Bonus Stock Award granted thereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudicated in such action, suit or proceeding that such Committee member or director, as the case may be, is liable for negligence or misconduct in the performance of his duties; provided that within 10 days after institution of any such action, suit, or proceeding a Committee member or director, as the case may be, shall offer the Corporation in writing the opportunity, at its own expense, to handle and defend the same.

10.  EFFECTIVENESS OF THE PLAN.

     The Plan shall become effective on the date it is approved and ratified by the stockholders of the Corporation.